Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Skyline Champion Corporation of our reports dated August 11, 2017 and August 5, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Reports on Form 10-K of Skyline Corporation for the years ended May 31, 2017 and 2016, respectively, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

South Bend, Indiana

July 13, 2018